Exhibit 21

Subsidiaries of the Registrant

The information below is provided, as of December 31, 2007 with respect to the subsidiaries of the Registrant, all of which are wholly owned by the Corporation, directly or indirectly. The names of certain inactive subsidiaries and other consolidated subsidiaries of the Registrant have been omitted because such subsidiaries would not constitute a significant subsidiary, individually or in the aggregate.

Organized Under
Name	the Laws of
Curtiss-Wright Flow Control Corporation	New York
Curtiss-Wright Controls, Inc.	Delaware
Metal Improvement Company, LLC	Delaware
Curtiss-Wright Electro-Mechanical Corporation	Delaware
Penny & Giles Controls Limited	England
Curtiss-Wright Antriebstechnik GmbH	Switzerland
Vista Controls, Inc.	California
Autronics Corporation	Delaware
Curtiss-Wright Flow Control Company Canada	Nova Scotia
Peerless Instrument Co., Inc.	New York
Dy 4, Inc.	Delaware
Synergy Microsystems, Inc.	California
Primagraphics (Holdings) Limited	U.K.
Novatronics, Inc.	Ontario
Systran Corporation	Ohio